EXHIBIT D-1

RATE OF COMPENSATION UNDER THE MANAGEMENT AGREEMENT

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NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
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Rate of Compensation based on each Fund’s average daily net assets

Fund	First	Next	Next	Next	Next	Next	In excess
	$250	$250	$250	$250	$500	$2.5	of $4
	million	million	million	million	million	billion	billion
Balanced Portfolio	0.550%	0.525%	0.500%	0.475%	0.450%	0.425%	0.400%
Growth Portfolio	0.550%	0.525%	0.500%	0.475%	0.450%	0.425%	0.400%
Guardian Portfolio	0.550%	0.525%	0.500%	0.475%	0.450%	0.425%	0.400%
High Income Bond Portfolio	0.480%	0.480%	0.480%	0.480%	0.480%	0.480%	0.480%
Mid-Cap Growth Portfolio	0.550%	0.525%	0.500%	0.475%	0.450%	0.425%	0.400%
Partners Portfolio	0.550%	0.525%	0.500%	0.475%	0.450%	0.425%	0.400%
Regency Portfolio	0.550%	0.525%	0.500%	0.475%	0.450%	0.425%	0.400%
Socially Responsive Portfolio	0.550%	0.525%	0.500%	0.475%	0.450%	0.425%	0.400%

Fund	First	Next	Next	Next	Next	Next	In excess
	$250	$250	$250	$250	$500	$1	of $2.5
	million	million	million	million	million	billion	billion
International Portfolio	0.850%	0.825%	0.800%	0.775%	0.750%	0.725%	0.700%

Fund	First	Next	Next	Next	Next	In excess of
	$500	$500	$500	$500	$500	$2.5
	million	million	million	million	million	billion
Small-Cap Growth Portfolio (formerly Fasciano Portfolio)	0.850%	0.825%	0.800%	0.775%	0.750%	0.725%

Fund	First	Next	Next	Next	In excess of
	$500	$500	$500	$500	$2
	million	million	million	million	billion
Lehman Brothers Short Duration Bond Portfolio	0.250%	0.225%	0.200%	0.175%	0.150%

D-1